Exhibit 99.1

MCEWEN MINING ANNOUNCES Q2 2017 OPERATING & FINANCIAL RESULTS

TORONTO, Aug 2, 2017 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported consolidated financial results for the second quarter ending June 30, 2017. Continued investments in exploration and project development, particularly related to the updated PEA on our Los Azules copper project and the advancement of our Gold Bar project towards construction, were the key features of the quarter. As a result, the Company reported a net loss of $1.7 million or $0.01 per share and negative cash flow of $4.1 million or $0.01 per share.

During the quarter McEwen Mining achieved consolidated production of 32,584 gold equivalent ounces(1)(3). The El Gallo mine produced 9,780 gold equivalent ounces(1) and reported earnings from mining operations of $6.8 million(2)(4) and the San José mine produced 22,804 gold equivalent ounces(1) and reported earnings from mining operations of $4.1 million(2)(4).

Our quarterly management conference call will take place on August 3rd, 2017 at 11 am, EDT. Webcast and call-in details are provided at the end of this news release.

Q2 2017 Operating & Financial Highlights

Comparative production and cost results are shown in the table below. For our SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

	Q2 2017	Q2 2016	Year to Date	Guidance 2017
Corporate Total
Gold ounces produced(3)	22,191	27,888	42,287	99,700
Silver ounces produced(3)	779,487	875,006	1,502,254	3,324,000
Gold equivalent ounces produced(1)(3)	32,584	39,555	62,317	144,000
El Gallo Mine — Mexico
Gold ounces produced	9,714	15,536	19,444	49,700
Silver ounces produced	4,966	7,815	10,760	24,000
Gold equivalent ounces produced(1)	9,780	15,640	19,588	50,000
Gold equivalent total cash cost ($/oz)(1)(4)	$706	$465	$635	$760
Gold equivalent co-product AISC ($/oz)(1)(4)	$843	$495	$755	$900
San José Mine(3) - Argentina
Gold ounces produced	12,477	12,352	22,843	50,000
Silver ounces produced	774,521	867,191	1,491,494	3,300,000
Gold equivalent ounces produced(1)	22,804	23,915	42,729	94,000
Gold equivalent total cash cost ($/oz)(1)(4)	$921	$849	$918	$780
Gold equivalent co-product AISC ($/oz)(1)(4)	$1,102	$1,075	$1,129	$990

(1)              Silver production is presented as a gold equivalent. Gold equivalent calculations are based on prevailing spot prices at the beginning of the year. The silver to gold ratio used for 2016 and 2017 is 75:1.

(2)              All amounts are reported in US dollars unless otherwise stated.

(3)              Includes portion attributable to us from our 49% interest in the San José Mine.

(4)              Earnings from mining operations, total cash costs per ounce, and all-in sustaining costs (AISC) per ounce are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

McEwen Mining Inc.

Treasury

As of June 30, 2017 we had $44 million in cash, investments and precious metals valued at spot prices; and no debt. This compares to liquid assets of $55.1 million and no debt at the end of Q1 2017.

Ounces Produced

Consolidated gold equivalent production in Q2 2017 totaled 32,584 ounces, consisting of 9,780 gold equivalent ounces from the El Gallo mine, and 22,804 gold equivalent ounces attributable to us from our 49% interest in the San José mine.

Production Costs

For our El Gallo mine in Q2 2017, total cash costs and all-in sustaining cash costs were $706 and $843 per gold equivalent ounce, respectively. For our San José mine in Q2 2017, total cash costs and all-in sustaining costs were $921 and $1,102 per gold equivalent ounce, respectively.

Earnings from Mining Operations

In Q2 2017, earnings from mining operations from our El Gallo mine were $6.8 million, compared to $9.6 million in the same period in 2016; and earnings from mining operations from our 49% interest in the San José mine were $4.1 million, compared to $9.7 million in the same period in 2016.

Net Income/ Loss

Our consolidated net loss for Q2 2017 was $1.7 million, or $0.01 per share, compared to a net income of $8.4 million, or $0.03 per share for the same period in 2016. The net loss was mainly due to a $2.8 million increase in production costs at our El Gallo mine, a $4.4 million decrease in income from our San José mine, and a $1.4 million increase in exploration expenditures primarily related to the drilling campaign performed at the Los Azules project, compared to the same period during 2016.

Cash Flow

Net cash used in Q2 2017 was $4.1 million, compared to a net cash inflow of $2.1 million for the same period in 2016. The significant change in cash flow quarter over quarter related mainly to a reduction in the number of ounces sold from the El Gallo mine, coupled with lower VAT collection from our Mexican operations and the increase in costs in Mexico, when compared to the prior period. In Q2 2017, our El Gallo mine contributed $15.1 million in gold and silver sales to operating cash flow, compared to $14.6 million in the same period in 2016. In Q2, 2017 our 49% interest in the San José mine contributed $2.4 million in dividends to operating cash flows, compared to $2.8 million in the same period in 2016.

Average Realized Prices

Average realized prices in Q2 2017 were $1,257 per ounce of gold sold, and $17.20 per ounce of silver sold at our El Gallo mine; and $1,244 per ounce of gold sold and $16.38 per ounce of silver sold for the San Jose mine. In comparison, the average realized prices in the same period in 2016 were $1,260 per ounce of gold sold, and $16.86 per ounce of silver sold at El Gallo mine; and $1,276 per ounce of gold sold and $18.09 per ounce of silver sold for the San Jose mine.

Return of Capital

August 17, 2017August 4, 2017

Production Guidance

Production for 2017 is expected to be 49,700 ounces of gold and 24,000 ounces of silver from the El Gallo mine, and 50,000 ounces of gold and 3,300,000 ounces of silver from the San José mine. Using a silver to gold ratio of 75:1 for the year 2017, this represents projected consolidated production of 144,000 gold equivalent ounces.

Cost Guidance

For 2017, total cash costs and all-in sustaining costs at the El Gallo mine are forecast to be $760 and $900 per gold equivalent ounce, respectively; and total cash costs and all-in sustaining costs at the San José mine are forecast at $780 and $990 per gold equivalent ounce, respectively. Our guidance is based on an average silver to gold ratio of 75:1.

Operations & Projects

El Gallo Mine, Mexico — Grade to Increase in Second Half of 2017

Production in Q2 was 9,780 gold equivalent ounces, compared to 15,640 gold equivalent ounces during the same period in 2016. Production in the first half of 2017 was expected to be slower as a result of lower gold grades mined, however gold grades are projected to increase in the second half of the year.

On July 30th the primary crusher at El Gallo experienced a mechanical failure and will be out of service while repairs are completed. A temporary mobile crusher is on-site and being commissioned to maintain our operations. We currently estimate that the negative impact on gold production for the remainder of the year will be approximately 1,500 ounces. We will update our production guidance if necessary once our team has accurately evaluated the situation. Production costs are not expected to be materially impacted.

San José Mine, Argentina (49%(3)) — Improving Production

Our attributable production from San José in Q2 was 12,477 gold ounces and 774,521 silver ounces, for a total of 22,804 gold equivalent ounces. During the first half of 2017 our attributable production was 42,729 gold equivalent ounces, a slight improvement from the same period in 2016, mainly driven by better gold grades.

Timmins Projects, Ontario, Canada — Growth Strategy Taking Shape

During Q2 2017 we completed the strategic acquisition of former producing mine properties (brownfield sites) in the heart of the world class Timmins gold mining district in Canada. We have engaged SRK Consulting to complete updated resource estimates and initial trade-off analysis. $3.0 millionTimmins

El Gallo Silver Project, Mexico (100%) — Making Headway on Capital Cost Reduction

During Q2 2017 we spent $0.2 million furthering studies on the feasibility and development of the El Gallo Silver project. These studies are intended to identify opportunities to reduce the initial capital investment required to start the project. Our 2017 budget for El Gallo Silver is approximately $4.9 million, comprised of $2.0 million for exploration and $2.9 million for development.

Los Azules Project, Argentina (100%) — PEA in Third Quarter 2017

During Q2 2017 we spent $0.8 million at the Los Azules project, primarily on finalizing the 2017 drilling campaign initiated in Q1. We are currently preparing a new Preliminary Economic Assessment (PEA), which is expected in the third quarter of 2017.

Gold Bar Project, Nevada — Advancing Towards Construction

During Q2 2017 we spent $0.6 million at the Gold Bar project. Permitting continues to advance as planned, the Bureau of Land Management has incorporated the public comments from the Draft Environmental Impact Statement into the Final Environmental Impact Statement. Permitting remains on schedule, with a Record of Decision expected in the second half of 2017.

Q2 2017 Conference Call Details:

Thursday, Aug 3rd, 2017 at 11:00 am ET

WEBCAST:

http://edge.media-server.com/m/p/jvkqd2vw

TELEPHONE:

Participant Dial-in numbers: (844) 630-9911 (North America) / (210) 229-8828 (International)

Conference ID: 61325613

REPLAY:

Dial-in numbers: (855) 859-2056 (North America) / (404) 537-3406 (International)

Conference ID: 61325613

08/03/2017 14:00 ET - 08/10/2017 14:00 ET

About McEwen Mining (www.mcewenmining.com)

McEwen Mining has the goal to qualify for inclusion in the S&P 500 Index by creating a high growth gold and silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Gold mine and El Gallo Silver project in Mexico, the Gold Bar project in Nevada, the Timmins projects in Canada and the Los Azules copper project in Argentina.

McEwen Mining has a total of 312 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

Technical Information

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina , Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Cautionary Note Regarding Non-GAAP Measures

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

(2) Earnings from mining operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo Mine and our 49% attributable share of the San José Mine’s Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

(3) Average realized prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period (net of deduction units). A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

(4) Cash, investments and precious metals

The term cash, investments and precious metals used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Cash, investments and precious metals is calculated as the sum of cash, investments and ounces of doré held in inventory, valued at the London P.M. Fix spot price at the corresponding period. A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Website	150 King Street West
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(647) 258-0395 ext 320		Toronto, ON, Canada, M5H 1J9
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